Exhibit 3.1

[SEAL]	DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

Important: Read attached instructions before completing form.	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Sunset Brands, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

  Article II, Section A, Paragraph 1 of the Articles of Incorporation of the corporation, as amended and restated to date, is hereby amended to add the following sentence immediately following the first sentence of that paragraph:

“Simultaneously with the filing of this Certificate of Amendment with the State of Nevada in accordance with the NRS, each two (2) shares of the Corporation’s Common Stock then outstanding shall be automatically converted into one (1) share of Common Stock and, to the extent any fractional shares result, the record owner of such fractional share shall receive the next highest number of full shares of Common Stock.”

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: greater than 50%.

4. Effective date of filing (optional):
(must not be later than 90 days after the certificate is filed)

5. Officer Signature (required):	/s/ Todd Sanders

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. See attached fee schedule.	Nevada Secretary of State AM 78.385 Amended 2000 Revised 11/03/02